UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 23, 2011
E-WASTE SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-165863	26-4018362
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 First Street #493, Los Altos, CA 94022 (Address of principal executive offices including zip code)

Registrant’s telephone number, including area code:  650-283-2907

__________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 23, 2011, the board of directors of E-Waste Systems, Inc. (the "Company") appointed Steven John Hollinshead  (Age: 50) to the position of Chief Financial Officer of the Company and to serve as a member of the Board of Directors until the next annual meeting of the stockholders or until removed by other action as allowed by the corporate bylaws.  There are no family relationships between Mr. Hollinshead and any other officer or director of the corporation.

Mr. Hollinshead has not had any material direct or indirect interest in any of the Company’s transactions since the beginning of the Company’s last fiscal year or in any currently proposed transaction.  At this time, we do not have any contract, employment agreement or compensation arrangement with Mr. Hollinshead.

Mr. Hollinshead joins us from Biwater Holdings Ltd. (“Biwater”) where he was Group Finance Director from October 2009 to Ausust, 2011. Between 2006 and 2009, he was CFO of Cascal (a majority owned subsidiary of Biwater until it was acquired by Sembcorp Industries in July 2010), a position he held when that company completed its IPO on the NYSE in January 2008. Between 2003 and 2005, Mr. Hollinshead served with SGB Group, a wholly owned subsidiary of Harsco Corporation, as Finance Director of its Projects Division. From 2000 to 2002, Mr. Hollinshead was CFO for Wijsmuller Group, a marine services company, based in the Netherlands, that was subsequently acquired by AP Moller Group. Mr. Hollinshead was the Finance Director for the Marine Division of Ocean Group from 1998 to 2000. From 1983 to 1998, Mr. Hollinshead served with Coopers & Lybrand (now part of PricewaterhouseCoopers) including two years in its New Jersey practice. Mr. Hollinshead is a Fellow of the Institute of Chartered Accountants in England and Wales and gained a Bachelor of Sciences degree in physics from the University of St. Andrews.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.

Description

99.1

Press Release of the Registrant dated September 23, 2011

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E-Waste Systems, Inc.

 /s/ Martin Nielson

Martin Nielson

Chief Executive Officer

Date September 23, 2011

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